Exhibit 99.1

Cypress Contacts:

Thad Trent, EVP Finance & Administration and CFO, +1-408-943-2925

Joseph L. McCarthy, Senior Director, Corporate Communications, +1-408-943-2902

Spansion Contacts:

Randy Furr, EVP & Chief Financial Officer, +1-408-616-3682

Michele Landry, Vice President, Corporate Communications, +1-408-616-3817

Cypress and Spansion to Merge in $4 Billion All-Stock Transaction

The combined company will:

•	Be a $2 billion global leader in microcontrollers and specialized memories for embedded systems

•	Be No. 1 worldwide in NOR Flash memories

•	Be No. 1 worldwide in SRAM memories

•	Provide significant EPS accretion with $135 million in annual synergies

•	Provide ~50% ownership each for Cypress and Spansion shareholders

•	Pay an $0.11 per share quarterly dividend to all shareholders

•	Have T.J. Rodgers of Cypress as CEO and Ray Bingham of Spansion as non-executive chairman

SAN JOSE, Calif., December 1, 2014—Cypress Semiconductor Corp. (NASDAQ: CY) and Spansion, Inc. (NYSE: CODE) today announced a definitive agreement to merge in an all-stock, tax-free transaction valued at approximately $4 billion. The post-merger company will generate more than $2 billion in revenue annually and create a leading global provider of microcontrollers and specialized memories needed in today’s embedded systems.

“This merger represents the combination of two smart, profitable, passionately entrepreneurial companies that are No. 1 in their respective memory markets and have successfully diversified into embedded processing,” said Rodgers, Cypress’s founding president and CEO. “Our combined company will be a leading provider of embedded MCUs and specialized memories. We will also have extraordinary opportunities for EPS accretion due to the synergy in virtually every area of our enterprises.”

Under the terms of the agreement, Spansion shareholders will receive 2.457 Cypress shares for each Spansion share they own. The shareholders of each company will own approximately 50 percent of the post-merger company. The company will have an eight-person board of directors consisting of four Cypress directors, including T.J. Rodgers and Eric Benhamou, and four Spansion directors, including John Kispert and Ray Bingham, the Spansion chairman, who will serve as the non-executive chairman of the combined company, which will be headquartered in San Jose, California and called Cypress Semiconductor Corporation.

The merger is expected to achieve more than $135 million in cost synergies on an annualized basis within three years and to be accretive to non-GAAP earnings within the first full year after the transaction closes. The combined company will continue to pay $0.11 per share in quarterly dividends to shareholders.

“Bringing together these high-performing organizations creates operating efficiencies and economies of scale, and will deliver maximum value for our shareholders, new opportunities for employees and an improved experience for our customers,” said John Kispert, CEO of Spansion. “With unparalleled expertise, global reach in markets like Japan and market-leading products for automotive, IoT, industrial and communications markets, the new company is well positioned to deliver best-of-breed solutions and execute on our long-term vision of adding value through embedded system-on-chip solutions.”

The closing of the transaction is subject to customary conditions, including approval by Cypress and Spansion stockholders and review by regulators in the U.S., Germany and China. The transaction has been unanimously approved by the boards of directors of both companies. Cypress and Spansion expect the deal to close in the first half of 2015.

Jefferies LLC and Morgan Stanley & Co. LLC served as financial advisors and Fenwick & West and Latham & Watkins acted as legal counsel to Spansion. Qatalyst Partners acted as financial advisor and Wilson Sonsini Goodrich & Rosati acted as legal counsel to Cypress.

Conference Call and Webcast Information

Cypress and Spansion will hold a joint conference call and webcast today at 4:30 P.M. ET (1:30 p.m. PT) to discuss this announcement. The conference call may be accessed by dialing 1-517-623-4671 and using the passcode CYPRESS. The live and archived webcast may be accessed at Cypress’s IR website at http://investors.cypress.com/events.cfm and Spansion’s IR website at http://investor.spansion.com.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® 1, PSoC 3, PSoC 4 and PSoC 5 programmable system-on-chip families. Cypress is the world leader in capacitive user interface solutions including CapSense® touch sensing, TrueTouch® touchscreens, and trackpad solutions for notebook PCs and peripherals. Cypress is a world leader in USB controllers, which enhance connectivity and performance in a wide range of consumer and industrial products. Cypress is also the world leader in SRAM and nonvolatile RAM memories. Cypress serves numerous major markets, including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Cypress and the Cypress logo, PSoC, CapSense and TrueTouch are registered trademarks of Cypress Semiconductor Corporation. All other trademarks are property of their owners.

About Spansion

Spansion (NYSE: CODE) is a global leader in embedded systems solutions. Spansion’s flash memory, microcontrollers, analog and mixed-signal products drive the development of faster, intelligent, secure and energy efficient electronics. Spansion is at the heart of electronic systems, connecting, controlling, storing and powering everything from automotive electronics and industrial systems to the highly interactive and immersive consumer devices that are enriching people’s daily lives. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing, completion and effects of the proposed merger between Cypress and Spansion. These statements are based on management’s current expectations and beliefs, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements about future financial and operating results; benefits of the transaction to customers, stockholders and employees; potential synergies and cost savings; the ability of the combined company to drive growth and expand customer and partner relationships; and other statements regarding the proposed transaction. Forward-looking statements may contain words such as “will be,” “will,” “expected,” “anticipate,” “continue,” or similar expressions, and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the Cypress or Spansion stockholders to approve the proposed merger; failure to achieve regulatory approval; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees, customers and suppliers; and other factors, including those set forth in the most current Form 10-K, Form 10-Q and 8-K reports filed by Cypress and Spansion with the Securities and Exchange Commission (the “SEC”). All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and. Cypress and Spansion are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This communication may contain certain non-GAAP financial measures, which management believes are useful to investors and others in evaluating business combinations. Further detail and reconciliations between the non-GAAP financial measures and the GAAP financial measures are available in the most recent press releases of Spansion and Cypress concerning quarterly financial results, filed with the SEC on Form 8-K.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger, Cypress intends to file a registration statement on Form S-4, which will include a preliminary prospectus and related materials to register the shares of Cypress common stock to be issued in the merger, and Cypress and Spansion intend to file a joint proxy statement/prospectus and other documents concerning the proposed merger with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CYPRESS, SPANSION, AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when they are available) and any other documents filed by Cypress and Spansion with the SEC at the SEC’s website at www.sec.gov. They may also be obtained for free by contacting Cypress Investor Relations at http://investors.cypress.com/contactus.cfm or by telephone at (408) 943-2656 or by contacting Spansion Investor Relations at investor.relations@spansion.com or by telephone at (408) 962-2500. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

Participants in the Solicitation

Each of Spansion and Cypress and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the merger agreement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Cypress or Spansion security holders in connection with the proposed merger will be set forth in the registration statement and the joint proxy statement/prospectus when filed with the SEC. Information regarding Spansion’s executive officers and directors is included in Spansion’s Proxy Statement for its 2014 Annual Meeting of Stockholders, filed with the SEC on April 18, 2014, and its Current Report on Form 8-K, filed with the SEC on August 19, 2014, and information regarding Cypress’ executive officers and directors is included in Cypress’ Proxy Statement for its 2014 Annual Meeting of Stockholders, filed with the SEC on March 28, 2014 and its Current Report on Form 8-K, filed with the SEC on April 2, 2014. Copies of the foregoing documents may be obtained as provided above. Certain executive officers and directors of Cypress and Spansion have interests in the transaction that may differ from the interests of Cypress and Spansion stockholders generally. These interests will be described in the joint proxy statement/prospectus when it becomes available.